EXHIBIT 17.2

February 26, 2010

KMG Chemicals, Inc.
9555 W. Sam Houston Parkway S.
Suite 600
Houston, TX 77099

Gentlemen:

I have read the statements made by KMG Chemicals, Inc. which I understand will be filed with the Securities and Exchange Commission, pursuant to Item 5.02 of the Form 8-K, as part of the Form 8-K of KMG Chemicals, Inc. dated February 26, 2010. I am in agreement with the statements concerning me contained therein.

Very truly yours,

/s/ Charles L. Mears

Charles L. Mears